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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PROTECTION ONE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2003

Dear Shareholder:

        I cordially invite you to the 2003 Annual Meeting of Shareholders of Protection One, Inc. The meeting this year is at 10:00 A.M., Central Daylight Saving Time, on Wednesday, May 28, 2003 at the offices of Network Multifamily Security Corporation, 4221 West John Carpenter Frwy., Irving, Texas.

        One of the purposes of the Proxy Statement is to answer your questions and give you important information regarding Protection One's Board of Directors and senior management. We commit to you that our management team and Board will continue to conduct the affairs of this corporation in accordance with the highest standards of corporate governance and disclosure.

        We urge you to read the proxy statement carefully. Whether you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card.

        On behalf of the management and directors of Protection One, Inc., I want to thank you for your continued support and confidence in Protection One. We look forward to seeing you at the 2003 Annual Meeting.

Sincerely,

RICHARD GINSBURG Chief Executive Officer and President

PROTECTION ONE, INC.
818 South Kansas Avenue
Topeka, Kansas 66612
 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 A.M., Central Daylight Saving Time, on Wednesday, May 28, 2003
Place:	Network Multifamily Security Corporation 4221 West John Carpenter Frwy. Irving, TX 75063
Purpose:	• To elect nine directors to serve for a term of one year; and
• To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.
Record Date:	You may vote if you were a shareholder of record on April 10, 2003.
Proxy Voting:	Your vote is important. You may vote in person at the meeting or by proxy by signing, dating and returning your proxy card in the enclosed envelope.

On behalf of the Board of Directors,

J. ERIC GRIFFIN Corporate Secretary

Topeka, Kansas
April 24, 2003

PROXY STATEMENT

        The Board of Directors, or the Board, of Protection One, Inc. is soliciting proxies for the 2003 Annual Meeting of Shareholders, or the meeting. This proxy statement and the accompanying proxy card contain information about the item you will vote on at the annual meeting. We began mailing these documents to shareholders on or about April 24, 2003.

        In connection with the solicitation by the Board of proxies for use at the meeting, the Board has designated each of Richard Ginsburg, Darius G. Nevin and J. Eric Griffin as a proxy. Shares of Protection One common stock, par value $0.01 per share represented by proxies in the accompanying form, properly executed, received prior to the meeting and not revoked, will be voted at the meeting in accordance with the instructions specified thereon.

VOTING PROCEDURES—QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

        Common shareholders of record at the close of business on April 10, 2003 may vote. For each matter presented for vote, you have one vote for each share you own.

        On April 10, 2003 there were outstanding and entitled to vote 98,107,085 shares of common stock.

How do proxies work?

        The Board is asking for your proxy. Giving the persons named as proxies your proxy means you authorize any one of them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the enclosed proxy card but do not specify how to vote, the persons named as proxies will vote your shares for our director nominees and in accordance with their best judgment with regard to all other matters, if any, that may be presented to the meeting and matters incident to the conduct of the meeting.

How do I vote?

        You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the mail. An envelope, which requires no postage if mailed in the United States or Canada, is included for your convenience. Please follow the instructions on the proxy card for voting. If your shares are held in street name by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. If you hold your shares in street name and want to vote in person at the annual meeting, you must obtain a legal proxy from your broker or nominee and bring it to the meeting. Whether you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

        You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If you participate in our Employee Stock Purchase Plan, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You will also receive a proxy card if you hold shares in our Employees' 401(k) Savings Plan. The plan trustee will vote these shares in accordance with your proxy. If you do not vote, the plan trustee will vote your shares in proportion to the way the other plan participants voted. Each proxy card should be completed, signed and returned.

May I change my vote?

        You may revoke your proxy at any time prior to its exercise by the following methods. You may file a notice of revocation or a duly executed proxy bearing a later date than the first proxy with our Secretary at our principal executive offices at 818 South Kansas Avenue, Topeka, Kansas 66612. You may also attend the meeting and vote in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

Who can attend the annual meeting?

        Only shareholders on April 10, 2003 and our guests may attend the meeting. If you hold your shares in the name of a bank, broker or other holder, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing you owned common stock on April 10, 2003 would be acceptable proof. No proof is required if you are a registered holder.

What constitutes a quorum for the meeting?

        A quorum is necessary to conduct business at the meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes do not count, however, in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

        Director nominees receiving the most votes will be elected. Approval of any other item being considered requires a majority of the votes cast. Mellon Investor Services, the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

        The costs of the solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement and the enclosed proxy card, will be paid by us. We will reimburse persons holding shares of common stock in their names or the names of their nominees but not owning such shares beneficially (such as brokerage firms, banks and other fiduciaries) for their expenses in forwarding soliciting materials to such beneficial owners.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Directors and Nominees for Directors

        Nine directors will be elected at the meeting, each to serve until our next annual meeting of stockholders and until his or her successor has been duly elected and qualified.

        On November 15, 2002, Mr. Darius G. Nevin, our Executive Vice President and Chief Financial Officer, was appointed to the Board. On November 22, 2002, Mr. David C. Wittig, our director since November 21, 2001, resigned from the Board. Mr. Douglas T. Lake, our director and Chairman of our Board since March 5, 2001, resigned from the Board on December 6, 2002. As a result, we were left with eight directors and a vacancy in the chairmanship.

        The Contribution Agreement between Westar Energy, Inc., formerly known as Western Resources, Inc., and us, dated July 30, 1997, as amended, provides that, for so long as Westar Energy directly or indirectly owns more than 50% of the outstanding shares of common stock, our Board will have not less than nine nor more than twelve directors, and Westar Energy will vote all such shares to elect as our directors one individual selected by Westar Energy from our executive officers, at least three "Independent Directors" (as defined in the Contribution Agreement) and the number of additional individuals nominated by Westar Energy to fill the remaining positions on the Board.

        By letter dated March 12, 2003, Westar advised us of its request, pursuant to the Contribution Agreement, that Mr. Gene A. Budig, Mr. Bruce A. Akin, Mr. Larry D. Irick and Mr. William B. Moore be appointed as Westar's designees on our Board, and that Mr. Moore be appointed Chairman of the Board. Ms. Maria de Lourdes Duke and Mr. Steven V. Williams resigned from our Board on March 21, 2003 and March 24, 2003, respectively. Ms. Duke had served on the Board since May 12, 1999. Mr. Williams, President of our Network Multifamily subsidiary, had served since October 26, 2000. On March 26, 2003, pursuant to the terms of the Contribution Agreement and Westar Energy's request, Mr. Akin, Mr. Irick and Mr. Moore were appointed to the Board, and Mr. Moore was appointed Chairman. Mr. Budig was already a member of the Board, having joined our Board in 2001.

        As indicated under "Beneficial Ownership of Voting Securities" below, Westar Industries, Inc., a wholly-owned subsidiary of Westar Energy, beneficially owns approximately 87.9% of the outstanding shares of common stock entitled to vote at the meeting. Accordingly, the vote by Westar Industries of its shares for the election of our directors will result in the election of all the nominees listed below, regardless of how any other stockholders may vote.

        Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by our Board in accordance with the provisions of the Contribution Agreement described above.

Name	Age	Background
Bruce A. Akin	38	Mr. Akin has served as our director since March 26, 2003. Mr. Akin is Vice President, Business Services, for Westar Energy, Inc. Prior to assuming that role, Mr. Akin has held several management positions at Westar (since August 1996), including most recently Executive Director of Human Resources and Director of Corporate Development.
Gene A. Budig	63
		Dr. Budig has served as our director since May 2001. Dr. Budig is Senior Advisor to Major League Baseball (since March 2000) and Scholar in Residence at The College Board (since 2001). He also taught at Princeton University during the 2001 and 2002 academic years. Previously, he was President of the American League of Professional Baseball Clubs (1994 through 2000). He is a director of Westar Energy.

Ben M. Enis	61
		Mr. Enis has served as our director since April 1994. He is founder and Chief Executive Officer of Enis Renewable Energy Systems, LLP and provides marketing consulting services through Enis Marketing Counsel/Communication. Until 1999, Mr. Enis was a Professor of Marketing at the University of Southern California where he currently serves as Professor Emeritus of Marketing. He is currently a director of Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.).
Richard Ginsburg	34
		Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001, and President since July 2001. He was founder, President and Chief Executive Officer of Guardian International, Inc., a security monitoring company, from August 1996 to April 2001. He is a director of Guardian International.
Larry D. Irick	46
		Mr. Irick has served as our director since March 26, 2003. Mr. Irick is Vice President, General Counsel and Corporate Secretary of Westar Energy (since December 2001, February 2003 and May 2000, respectively). He previously served as Executive Director, Law of Westar Energy (June 1999 to May 2000). Prior to joining Westar Energy, Mr. Irick was Of Counsel at Bryan Cave, LLP (from July 1995 to May 1999). He is also a director of Westar Energy.
Donald A. Johnston	69
		Mr. Johnston has served as our director since January 2000. Mr. Johnston is Senior Vice President of Intrust Bank (since February 2003). From July 1996 to February 2003, he was a consultant with Commerce Trust Company, Commerce Bank, N.A. He is currently a director of Douglas County Development, Inc., Lawrence Regional Technology Center and Wakarusa Valley Development, Inc.
William B. Moore	50
		Mr. Moore has served as our director since March 2003. Mr. Moore is Executive Vice President and Chief Operating Officer of Westar Energy (since December 2002). He was Senior Managing Director and Senior Adviser to Saber Partners, LLC (from October 2000 to December 2002). Mr. Moore was Executive Vice President, Chief Financial Officer, and Treasurer of Westar Energy (from May 1999 to August 2000). He was Acting Executive Vice President, Chief Financial Officer and Treasurer (from October 1998 to May 1999). Mr. Moore served as Chairman of the Board and President of Kansas Gas and Electric Company (from June 1995 to January 1999 and June 1995 to October 1998, respectively). Mr. Moore is a director of Intrust Bank, where he is a member of the audit committee.

Darius G. Nevin	45
		Mr. Nevin has served as our director since November 2002 and Executive Vice President and Chief Financial Officer since August 2001. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian International, Inc. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions of a predecessor company to Security Technologies Group, Inc., a provider of electronic security systems and services to the commercial market. He is a director of Guardian International.
James Q. Wilson	71
		Mr. Wilson has served as our director since June 1996. Mr. Wilson was a Professor of Management and Public Policy at the University of California at Los Angeles (for more than 12 years), where he currently serves as Professor Emeritus of Management and Public Policy. He is currently a director of State Farm Mutual Life Insurance Company. Mr. Wilson is now the Reagan Professor of Public Policy at Pepperdine University.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ALL OF THE ABOVE NOMINEES.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

        Directors who are our employees do not receive additional compensation for their services as directors. In 2002, Mr. Wittig and Mr. Lake, then employees of Westar Energy, were compensated as directors in the same manner and to the same extent as other directors who were not our employees with one exception. All non-employee directors except for Mr. Wittig and Mr. Lake received an option to purchase 10,000 shares of our stock. Mr. Wittig and Mr. Lake each received an option to purchase 125,000 shares of our stock. For 2003, neither our employees nor those of Westar Energy who serve as directors will receive additional compensation for their service on our Board.

        In 2002, directors who were not our employees received for their services as directors an annual cash retainer fee of $20,000. In addition, each non-employee director received an additional cash fee of $1,000 ($600 for telephonic attendance) for each meeting of the Board, and $750 ($600 for telephonic attendance) for each committee meeting attended. Each non-employee director also received annually an option to acquire 10,000 shares of common stock, which vests ratably over three years from the date of grant. All directors are reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board.

        Because of the rapidly changing regulatory and business climate affecting boards of directors of public companies generally, and after obtaining the advice of our compensation consultant and auditing firm, the Board revised the schedule for director compensation for 2003 as follows:

Annual retainer	$30,000
Attendance fee for each Board meeting	$ 1,500
Attendance fee for each Committee meeting	$ 1,500
Attendance fee for meeting attendance of Committee Chair	$ 2,250
Telephonic attendance	$ 750
Annual grant of stock options	10,000 stock options

        Also, again due to the rapidly changing regulatory and business climate and due to Westar having announced its intent to dispose of its investment in our company, it is likely that the Board and its committees will in the future meet more frequently than in prior years. A committee chair does not receive a committee meeting attendance fee in addition to the committee chair fee.

Board Meetings and Committees of the Board of Directors

        Our Board met nine times during 2002. All directors who held office during 2002 attended at least 75% of the total number of Board and committee meetings held while they served as a director or member of a committee.

        In 2002, we had an Executive Committee, an Audit Committee (formerly known as the "Audit and Finance Committee"), a Compensation Committee, a Community and Charity Committee, a Nominating Committee and a Special Committee.

        The Executive Committee was established by the Board on November 19, 2001, and was composed of Mr. Ginsburg, Mr. Wittig and Mr. Lake for most of 2002. The Executive Committee was given the authority to exercise all of the powers and authority of the Board in the management of the business and affairs of the company as permitted under Delaware corporate law. Mr. Wittig and Mr. Lake resigned from the Board and all committees thereof (including the Executive Committee), effective as of November 22, 2002 and December 6, 2002, respectively. The Executive Committee held no meetings in 2002. The Executive Committee was abolished by the Board on March 26, 2003.

        The Audit Committee is responsible for the appointment, compensation and termination of, and oversight over the work of the company's public accountants. The Audit Committee oversees the integrity of the financial statements of the company, the company's compliance with legal and regulatory requirements, the public accountants' qualifications and independence and the performance of the company's internal audit function and public accountants.

        The directors who served on the Audit Committee during 2002 were Mr. Enis, Mr. Budig, Ms. Duke and Mr. Johnston. Ms. Duke was appointed to the Audit Committee on May 23, 2002. Mr. Budig resigned as a member of the Audit Committee on November 15, 2002. He had been a member of the Audit Committee since November 19, 2001. Ms. Duke resigned from the Board and all committees (including the Audit Committee) on March 21, 2003. On March 25, 2003, Mr. Budig was reappointed as a member of the Audit Committee. Our Audit Committee is thus currently composed of Mr. Budig, Mr. Enis, and Mr. Johnston, all of whom meet independence requirements under applicable law and the listing requirements of the New York Stock Exchange. The Audit Committee held twelve meetings during 2002.

        The Audit Committee retained Deloitte & Touche LLP, which we refer to as Deloitte & Touche or Deloitte, as our independent auditors for the 2002 fiscal year and did not re-engage Arthur Andersen LLP.

        The Compensation Committee establishes the salaries and bonuses for our executive officers and reviews and makes recommendations to the Board regarding our compensation and benefit plans. The members of the Compensation Committee for 2002 were Mr. Johnston, Ms. Duke, Mr. Lake and Mr. Wilson. Mr. Lake and Ms. Duke resigned from the Board and all committees (including the Compensation Committee) on December 6, 2002 and March 21, 2003, respectively. We anticipate that Mr. Johnston and Mr. Wilson will be the sole members of the Compensation Committee in 2003. Both Mr. Johnston and Mr. Wilson are independent directors. The Compensation Committee held six meetings during 2002.

        The Community and Charity Committee reviews and recommends action relating to our community and charitable activities. The members of the Community and Charity Committee for 2002 were Mr. Lake, Mr. Ginsburg and Mr. Enis. Mr. Lake resigned from the Board and all committees (including the Community and Charity Committee) on December 6, 2002. We anticipate that Mr. Ginsburg and Mr. Enis will be the sole members of the Community and Charity Committee in 2003. The Community and Charity Committee held no meetings during 2002.

        The Nominating Committee reviews nominations for and recommends nominees to our Board. The Nominating Committee will not consider nominees recommended by security holders. We anticipate that in the near future we will adopt an amended and restated charter for the Nominating Committee, and change its name to the "Nominating and Corporate Governance Committee." The Nominating and Corporate Governance Committee will create and oversee our corporate governance policies and practices in addition to nominating new Board members.

        The members of the Nominating Committee in 2002 were Mr. Lake, Ms. Duke and Mr. Wilson. Mr. Lake and Ms. Duke resigned from the Board and all committees (including the Nominating Committee) on December 6, 2002 and March 21, 2003, respectively. At this time, no replacements for Mr. Lake or Ms. Duke have been named to the Nominating Committee. The Nominating Committee held no meetings during 2002.

        The Board formed a Special Committee in January 2003, which is comprised of Messrs. Enis and Wilson, each of whom are independent directors. The Special Committee has been authorized by the Board to, among other things: (i) monitor the continuing proceeding between Westar Energy and Kansas Corporation Commission on behalf of the company; (ii) monitor Westar Energy's process with respect to selling its equity investment in the company; (iii) consider whether it is in the best interests of the company and all of its stockholders that the company participate in that sales process and, if so, direct and oversee that participation; (iv) review and evaluate any proposal by Westar Energy to divest its equity investment in the company, which we will call a Controlling Stockholder Proposal; (v) determine whether any Controlling Stockholder Proposal is fair to and in the best interests of the company and all of its stockholders; (vi) determine whether there are strategic alternatives for the company to any Controlling Stockholder Proposal that would provide a greater benefit to the company and all of its stockholders than such Controlling Stockholder Proposal; and (vii) determine what action(s), if any, the company should take in response to any Controlling Stockholder Proposal.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During 2002, no Compensation Committee member was an officer or employee of the company or its subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. No executive officer of the company served as a member of the compensation committee or as a director of any company where an executive officer of that company is a member of our Compensation Committee. The members of the Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are reported below.

Audit Committee Report

        The Audit Committee has responsibility for the appointment, compensation, termination and oversight of the work of the company's independent auditors. The Audit Committee has recently adopted a new, revised charter, which emphasizes its role in monitoring the company's compliance with the company's code of conduct and legal and regulatory requirements. The charter is attached as an appendix to this proxy statement. The members of the Audit Committee all qualify as independent under applicable law and the listing requirements of the New York Stock Exchange.

        Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent public accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

        Until May 30, 2002, the company's independent accounting firm was Arthur Andersen LLP. On that date, Arthur Andersen LLP was dismissed and replaced by Deloitte & Touche. Both Andersen and Deloitte met and discussed with the Audit Committee matters required to be discussed under Statement of Accounting Standards 61, Communication with Audit Committees, as currently in effect. Both firms also provided written disclosures to the Audit Committee on their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and the Audit Committee discussed each firm's independence with them.

        The Audit Committee reviewed and discussed with management and the independent accountants the company's audited financial statements and the overall quality of the company's accounting and financial reporting.

        Following the actions detailed in this report, the Audit Committee authorized that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Protection One, Inc. Audit Committee
Ben M. Enis, Chairman Gene A. Budig Donald A. Johnston

Compensation Committee Report

        The company's director and executive compensation programs are administered by the Compensation Committee, which is currently composed of two non-employee directors named below. Ms. Duke resigned from the Board and all committees (including the Compensation Committee) on March 21, 2003. The Compensation Committee reviews and approves all issues pertaining to director and executive compensation. The objective of our three executive compensation programs (base salary, short-term incentive and long-term incentive) is to provide compensation which enables us to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives and directly link the success of our executives with that of our shareholders.

        The key objectives of the company's compensation philosophy are as follows: an emphasis on shareholder value creation by increasing cash flow and recurring monthly revenue; setting base salaries and total compensation within a market competitive range; the utilization of a pay-for-performance philosophy; and an emphasis on long-term incentives and equity programs for executive employees. The company extends participation in its long-term and short-term incentive programs to certain employees in addition to executive officers based on the potential to contribute to increasing shareholder value.

        In structuring the company's compensation plans the Compensation Committee takes into consideration Section 162(m) (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and other factors the Committee deems appropriate. As a result, some of the compensation under the company's compensation programs may not be deductible by reason of Section 162(m).

        Recent events have prompted us to increase the base salaries and short term incentive compensation of our executives and senior managers. First, recently enacted federal legislation and associated changes in the regulatory climate affecting public companies generally have significantly increased the perceived risks to and liabilities of management, and the time commitments of management in connection with corporate governance, accounting and regulatory matters. Moreover, in January 2003, Westar announced its intention to seek to dispose of its interest in the company, and we announced our intention to seek strategic alternatives for the company, including the potential sale of the company. These announcements have directly affected our ability to incentivize and retain our management team, and at the same time have created uncertainty in the value of management's long-term incentive compensation. For these reasons, the Committee, after discussions with management and upon the advice of a compensation consultant, entered into new employment agreements (which include change of control and severance provisions) with executives and senior managers, and approved increases in base compensation for such personnel for 2003. The Committee also approved short-term incentive compensation for 2002 in amounts, as a percentage of base compensation, higher than in years past, in order provide a total mix of compensation deemed appropriate in view of the uncertainties surrounding the value of long term incentive compensation.

  Base Salary Compensation

        A base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of the company's business objectives. Due to large consolidations in the security monitoring industry, we have few truly comparable companies for executive compensation purposes.

        The Compensation Committee engaged an independent compensation consultant to provide national market data for executive positions and to evaluate the appropriateness of and to make recommendations regarding our executive compensation and benefit programs. For purposes of determining market rates, in addition to security monitoring companies, the consultant utilized companies within the telecommunications, cable and paging industries due to the fact that these companies provide similar basic services. Information concerning base salaries, annual incentives and long-term incentives for the executive officers of companies identified by the consultant and the Committee as "peer group companies" was compiled. In addition, published surveys were utilized by the consultant for market information. The peer group data was averaged with the published survey data to determine the market ranges and averages for the jobs for which peer data was available.

        Within the established base salary ranges, actual base salary is determined by a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Compensation Committee annually reviews the performance of the executive officers. The Compensation Committee, after consideration of the financial performance of the company, the recommendations of the compensation consultant, the Chief Executive Officer's subjective evaluation of the performance of the executives and senior managers, and such other subjective factors as the Compensation Committee deems appropriate for the period being reviewed, establishes the base compensation of those officers.

        All executive officers excluding Mr. Williams were hired in 2001. In reviewing the annual achievement of Mr. Williams and setting his base annual salary level for 2002, the Compensation Committee considered his contribution toward meeting the Board-approved budget and financial plan for the previous year, total return to shareholders, customer satisfaction, the operation and maintenance budgets, the management effectiveness and the base compensation compared to the national market. Based on that review, Mr. Williams' base salary was increased for 2002 to the amount shown in the summary compensation table below.

        For the reasons noted above, the base compensation of executives and certain senior managers was increased for 2003.

  Annual Incentive Compensation

        All executive officers are eligible for annual incentive compensation.

        The primary form of short-term incentive compensation is provided through the company's Short-Term Incentive Plan, or STIP. Through the STIP, employees selected by the Committee who have an opportunity to directly and substantially contribute to the company's achievement of short-term objectives are eligible to receive short-term incentive compensation. Short-term incentives are structured so that potential compensation is comparable with short-term compensation granted to persons in comparable positions in the national market and are targeted to approximate the median in the national market.

        In 2002, the STIP was amended to provide that, in order for participants to fully maximize their incentive compensation, the participant, during the STIP plan year, must invest a stated percentage of his or her base salary in company stock. We refer to this percentage as the Purchase Requirement. The Purchase Requirement may be satisfied either through open-market purchases, exercise of options, participation in the company's employee stock purchase plan, or self-directed investments into company stock through the company's 401(k) plan. Pursuant to this amendment, executive officers were required to invest 7% of their base salary as stated above in order to maximize their incentive compensation.

        Due to the unavailability during most of the latter half of 2002 of an open trading window for executives or other corporate insiders to purchase company stock, the Purchase Requirement was waived for 2002, with any purchases by participants in 2002 being carried over to plan year 2003. Thereafter, in January 2003, Westar announced its intention to seek to dispose of its interest in the company, and we announced our intention to seek strategic alternatives for the company, including the potential sale of the company. Accordingly, on March 26, 2003, the Board authorized a further amendment to the STIP, to delete for plan year 2003 the Purchase Requirement for all participants other than the executive officers. The executive officers are still required to meet the Purchase Requirement in 2003 in order to maximize their incentive compensation, provided there are sufficient defined opportunities during the year for executives to purchase company stock without violating insider trading restrictions.

        Under the STIP, as amended, Mr. Ginsburg, Mr. Nevin, Mr. Sands and Mr. Pefanis may nominally earn an annual short-term incentive target of 60% of their base salaries. Mr. Williams may nominally earn an annual short-term incentive target of 60% of his base salary under his agreement with Network. Other participants may earn for annual short-term incentive targets ranging from 15% to 40% of base salary. Actual (as opposed to nominal) earned short-term incentive compensation as a percentage of salary can be greater or less than the target percentage depending on actual performance of the company against budgeted performance criteria established by the Committee. Accordingly, it is possible that if the company's performance exceeds budgeted criteria, actual incentive compensation paid under the STIP may exceed the targeted percentage of base compensation.

        For Mr. Ginsburg, Mr. Nevin, Mr. Sands and Mr. Pefanis, 25% of the annual incentive is based upon the attainment of individual goals and management skill, 25% is based upon cash flow per share, 25% is based upon the ratio of debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, and 25% is based upon the ratio of debt to recurring monthly revenue. For Mr. Williams, 25% of the annual incentive is based upon the attainment of individual goals and management skill, 25% is based upon achievement of sales goals, 25% is based on Protection One's cash flow per share, and 25% is based upon Network's EBITDA.

        For the reasons noted above, the Committee approved short-term incentive awards for 2002 that were higher, as a percentage of base compensation, than in previous years.

  Long Term Incentives

        Long-term incentive compensation is offered to employees who are in positions that can affect the long-term success of the company through the formation and execution of the company's business strategies. The 1997 Long Term Incentive Plan, or LTIP, is the principal method for awarding long-term incentive compensation, and compensation thereunder currently takes the form of stock options. The purposes of long-term incentive compensation are to: (a) align the interests of award recipients with those of the shareholders by increasing the proprietary interest of the recipients in the company's growth and success; (b) advance our interests by attracting and retaining the services of directors, officers and other key employees; and (c) motivate recipients to act in the long-term best interests of our shareholders.

        All exempt employees are eligible for grants under the LTIP. At the beginning of each incentive period, stock-based awards are provided to such participants and in such amounts as the Compensation Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation and stock awards for similar executive positions in comparable companies was used as a reference in establishing the level of stock options for company executives. The Committee sought to establish a level of stock options for company executives that would place them in the median range of the company's peer group in terms of total compensation.

        Current options vest and become exercisable ratably over a three year period. In the event of a change of control, stock options may accelerate and vest.

        The company has historically viewed the use of stock options as a significant component of compensation, believing that they create a strong and direct link between the financial outcomes of the employees and the shareholders. Due to changing economic and regulatory factors, the Committee is considering various alternative approaches to its traditional reliance on stock options as a long-term incentive for directors and executive management. Also, as noted above, the value of long-term compensation as an incentive to management has been adversely affected by the decision of Westar and the company to pursue strategic alternatives, including the potential sale of the company.

  Chief Executive Officer

        Mr. Ginsburg has been Chief Executive Officer of the company since April 2001. In determining the terms of his employment, the Committee took into account relevant salary information in the national market and the recommendations made by an independent compensation consultant.

        Base Salary:    Mr. Ginsburg received a base salary in 2002 of $325,000 as required under his agreement with the company. As noted in the section below titled Employment and Change in Control Agreements, Mr. Ginsburg's salary for 2003 has been increased to $450,000.

        Short-Term Incentive Pay:    The Committee awarded Mr. Ginsburg a bonus equal to approximately 200% of his target award under the STIP for 2002. Twenty-five percent of Mr. Ginsburg's annual incentive was based upon the attainment of individual goals and management skill. The remainder of Mr. Ginsburg's 2002 bonus was based on the actual performance of the company against budgeted performance criteria, as follows: (a) cash flow per share (25%), (b) the ratio of debt to earnings before interest, taxes, depreciation and amortization (25%), and (c) the ratio of debt to recurring monthly revenue (25%). As discussed above in the Section entitled Annual Incentive Compensation, because the actual performance of the company exceeded the budgeted performance criteria established by the Committee, pursuant to the terms of the STIP, Mr. Ginsburg was entitled to a bonus which exceeded the targeted award. The amount of the 2002 bonus is listed in the summary compensation table below.

        Stock Options:    No stock options were awarded by the Committee to Mr. Ginsburg in 2002.

Protection One, Inc. Compensation Committee
Donald A. Johnston, Chairman James Q. Wilson

Executive Officers

        The name, age and current position(s) of each of our executive officers are set forth below.

Name	Age	Background
Richard Ginsburg	34	Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001, and President since July 2001. He was President and Chief Executive Officer of Guardian International, Inc., a security monitoring company, from August 1996 to April 2001. He is a director of Guardian International.
Darius G. Nevin	45
		Mr. Nevin has served as our director since November 2002 and Executive Vice President and Chief Financial Officer since August 2001. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian International, Inc. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions of a predecessor company to Security Technologies Group, Inc., a provider of electronic security systems and services to the commercial market. He is a director of Guardian International.
Peter J. Pefanis	56
		Mr. Pefanis has been Executive Vice President of Protection One Alarm Monitoring, Inc., our wholly-owned subsidiary since September 2002. He served as Senior Vice President from June 4, 2001 to September 30, 2002. From January 2001 until June 2001, Mr. Pefanis was Regional Vice President for SecurityLink, a provider of electronic security systems. Prior to that he was East Area Director for Honeywell, Inc., a provider of electronic security systems.
Mack Sands	54
		Mr. Sands has been our Executive Vice President and Chief Operating Officer since September 2001. From October 1995 to September 2001, he was Vice President, Corporate Communications Technology of Simplex/Grinwell, a subsidiary of ADT providing fire alarm systems and monitoring services. Prior to that he was Vice President, Monitoring Operations and Product Development of The Alert Centre, a security monitoring company purchased by ADT.
Steven V. Williams	50
		Mr. Williams has served as our director since October 2000 and Executive Vice President since July 2001. He was Senior Vice President from May 2000 to July 2001. He is President of Network (since 1997). Mr. Williams is a director of the National Multi-Housing Council.

        All of our officers are appointed by the Board and hold their respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board. See "Employment and Change in Control Agreements".

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners

        The following table sets forth certain information with respect to the beneficial ownership of our common stock by holders of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Westar Industries, Inc. 818 S. Kansas Avenue Topeka, KS 66612	86,074,897	(1)	87.9%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	5,383,000	(2)	5.5%

(1)
Stockholdings reported as of February 6, 2003. Westar Industries is a wholly-owned subsidiary of Westar Energy which has shared voting power and shared investment power with respect to, and is deemed under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to beneficially own these shares.

(2)
Stockholdings reported as of February 3, 2003, pursuant to a Schedule 13G filed with the Securities and Exchange Commission.

        Westar Energy has announced that it intends to dispose of its investment in Protection One.

Security Ownership of Management

        The following table sets forth certain information with respect to beneficial ownership of our common stock and the common stock of Westar Energy, as of March 31, 2003 by each of our directors, director nominees and named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of the Company(1)		Amount and Nature of Beneficial Ownership of Westar Energy(2)
Bruce A. Akin	0		18,249	(4)(8)
Gene A. Budig	12,261	(3)	22,679	(4)
Ben M. Enis	49,167	(3)	0
Richard Ginsburg	611,908	(3)(6)	1,534
Larry D. Irick	4,000		25,002	(4)(8)(9)
Donald A. Johnston	11,667	(3)	369	(5)
William B. Moore	0		160,037	(4)(10)
Darius G. Nevin	97,570	(3)(6)	0
Peter J. Pefanis	51,566	(3)	0
Mack Sands	166,801	(3)	0
Steven V. Williams	206,192	(3)	4,000	(7)
James Q. Wilson	41,267	(3)	0
All directors and executive officers of Protection One as a group (12 persons)	1,251,399	(11)	230,736	(12)

(1)
Each individual owns less than one percent of the outstanding shares of our common stock. All directors and executive officers as a group own approximately 1.0% of the outstanding shares of our common stock. No director or named executive officer owns any of our equity securities other than the common stock.

(2)
Each individual owns less than one percent of the outstanding shares of the common stock of Westar Energy. All directors and executive officers as a group own less than 1.0% of the outstanding shares of Westar Energy's common stock. No director or named executive officer owns any of Westar Energy's equity securities other than the common stock.

(3)
Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after March 31, 2003 as follows: Dr. Budig, 5,361; Mr. Enis, 49,167; Mr. Ginsburg, 583,333; Mr. Johnston, 11,667; Mr. Nevin, 90,000; Mr. Pefanis, 48,333; Mr. Sands, 166,667; Mr. Williams, 170,456; and Mr. Wilson, 39,167.

(4)
Includes restricted share units of Westar Energy as follows: Dr. Budig, 2,862; Mr. Akin, 8,204; Mr. Irick, 8,746; and Mr. Moore, 152,283.

(5)
Includes 169 shares held in the Alice Ann Dowell Johnston Revocable Trust of which Mr. Johnston's wife is the trustee. Such shares are subject to shared investment power.

(6)
Includes shares held in 401(k) plan: Mr. Ginsburg, 1,508; Mr. Nevin, 7,497.

(7)
Includes Westar Energy shares subject to options that are currently exercisable or that become exercisable within 60 days after March 31, 2003.

(8)
Includes shares held in 401(k) plan: Mr. Akin, 2,863; Mr. Irick, 619.

(9)
Includes 364 shares held by Mianne Irick, Mr. Irick's spouse.

(10)
Includes 902 shares held in James B. and Thelma J. Moore Trust of which Mr. Moore and his mother are co-trustees.

(11)
Gives effect to footnotes 3 and 6.

(12)
Gives effect to footnotes 4, 5, 7, 8, 9 and 10.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table summarizes the compensation of our executive officers for the last three completed fiscal years. We refer to the executives in the table as the "named executive officers".

SUMMARY COMPENSATION TABLE

Long Term Compensation
Annual Compensation
Securities Underlying Options Granted (#)
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)		All Other Compensation ($)(3)
Richard Ginsburg(4) President and Chief Executive Officer	2002 2001	325,000 232,971	397,854 150,000	118,929 0	0 875,000	20,655 8,979
Mack Sands(5) Executive Vice President and Chief Operations Officer	2002 2001	300,000 106,033	367,250 —	0 0	0 500,000	55,428 153,483
Darius G. Nevin(6) Executive Vice President and Chief Financial Officer	2002 2001	220,000 96,840	269,317 65,000	116,871 0	50,000 220,000	7,508 1,119
Steven V. Williams Executive Vice President	2002 2001 2000	232,741 231,000 231,000	190,265 136,826 58,065	9,601 6,881 12,700	50,000 52,500 40,000	20,378 20,372 5,370
Peter R. Pefanis(7) Senior Vice President	2002 2001	210,000 106,326	269,317 60,000	0 0	170,000 50,000	6,278 1,496

(1)
Bonus amounts reflect amounts earned during a period that may have been paid in subsequent periods.

(2)
Other Annual Compensation for 2002 includes the following items: (a) payments pursuant to the individual employment contract described under "Employment and Change in Control Agreements" for travel expenses paid by the company in the amounts of $67,635 and $67,049 for Mr. Ginsburg and Mr. Nevin, respectively; (b) payments for federal and state taxes associated with travel expenses paid by the company in the amounts of $51,294 and $49,822 for Mr. Ginsburg and Mr. Nevin, respectively; and (c) deferred compensation matching contributions in the amount of $9,601 for Mr. Williams.

(3)
All Other Compensation for 2002 includes the following items: (a) company contributions under our 401(k) plan in the amount of $4,063, $1,500, $5,500, $5,761 and $3,275 for Messrs. Ginsburg, Sands, Nevin, Williams and Pefanis, respectively; (b) car allowances in the amount of $14,488, $720, $14,488 for Messrs. Ginsburg, Sands, and Williams, respectively; (c) insurance premiums paid by us in the amounts of $2,104. $3,208, $2,008, $130, $3,003 for Messrs. Ginsburg, Sands, Nevin, Williams, and Pefanis, respectively; (d) $50,000 paid to Mr. Sands under the terms of an employment agreement entered into when he joined us.

(4)
Mr. Ginsburg joined us and became Chief Executive Officer on April 16, 2001 and President on July 26, 2001.

(5)
Mr. Sands joined us on September 4, 2001.

(6)
Mr. Nevin joined us on August 1, 2001.

(7)
Mr. Pefanis joined Protection One Alarm Monitoring, our wholly owned subsidiary, on July 26, 2001.

Options Granted In Last Fiscal Year

        The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2002 to the named executive officers.

Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2002	Exercise or Base Price (Per Share)	Expiration Date(1)	Grant Date Present Value(2)
Richard Ginsburg	0	—	—	—	—
Darius Nevin	50,000	6.3%	$2.07	02/19/12	$92,000
Peter J. Pefanis	45,000	5.6%	$2.07	02/19/12	$82,800
	100,000	12.5%	$2.75	06/28/12	$244,000
	25,000	3.1%	$2.70	09/12/12	$58,500
Mack Sands	0	—	—	—	—
Steven V. Williams	50,000	6.3%	$2.07	02/19/12	$92,000

(1)
Messrs. Williams and Nevin's options were granted on February 19, 2002. Mr. Pefanis' options were granted on February 19, 2002, June 28, 2002 and September 12, 2002. All options listed in the table have 10-year terms, vest in increments of one-third of the total number of options granted on the first, second and third anniversaries of the date of the grant, and all unexercised options are cancelled upon termination of the holder's employment with us. All options listed in this table will fully vest upon a change of control, the employee's termination for cause or the employee's termination for good reason as each of those terms is defined in the executive officer's current employment agreement. See "Employment and Change in Control Agreements".

(2)
For purposes of this table, the grant date valuation was calculated using the Black-Scholes option pricing model and assumptions called for by paragraph 19 and Appendix B of Financial Accounting Standard 123. This calculation does not necessarily follow the same method and assumptions that we use in valuing long term incentives for other purposes. In calculating the grant date valuation, the following assumptions were made:

Grant date:	02/19/2002	06/28/2002	09/12/2002	09/30/2002
Annualized stock volatility:	91.59%	91.41%	88.01%	87.71%
Time of exercise (option term)	10 years	10 years	10 years	10 years
Risk free interest rate:	5.21%	5.14%	4.36%	3.97%
Average dividend yield:	0	0	0	0
Vesting restrictions:	3 years*	3 years*	3 years*	3 years*
* One third of options become exercisable at each anniversary date for three years.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

        The following table sets forth, for each of the named executive officers, certain information regarding the value of stock options held at year end. No stock option was exercised by any such executive officer during the year ended December 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Shares of Stock Underlying Unexercised Options at 12/31/02 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/02(1) Exercisable/Unexercisable
Richard Ginsburg	0	$0	291,667/583,333	$199,500/$399,000
Darius G. Nevin	0	$0	73,333/196,667	$58,226/$116,454
Peter J. Pefanis	0	$0	16,667/33,333	$11,000/$22,000
	0	$0	0/45,000	$0/$0
	0	$0	0/100,000	$0/$0
	0	$0	0/25,000	$0/$0
Mack Sands	0	$0	166,667/333,333	$96,667/$193,333
Steven V. Williams	0	$0	122,956/98,333	$26,375/$30,250

(1)
Fair market value was calculated based upon the closing sale price of our common stock as reported on the New York Stock Exchange on December 31, 2002 ($2.00).

Shares Authorized for Issuance Under Equity Compensation Plans

        The following table summarizes the total shares of our common stock that may be received by option holders upon the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the stock options currently outstanding.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance
Incentive Stock Option Plan (the only equity compensation plan approved by our shareholders)	6,175,039	$3.34	2,786,241

Any equity compensation plans not approved by security holders	0	0.00	0

Total	6,175,039	$3.34	2,786,241

Employment and Change in Control Agreements

  Mr. Ginsburg, Mr. Sands, Mr. Nevin, Mr. Williams and Mr. Pefanis

        Protection One, itself and through its wholly-owned subsidiaries, Protection One Alarm Monitoring, Inc. and Network, entered into new employment agreements with its executive officers, Mr. Ginsburg, Mr. Sands, Mr. Nevin, Mr. Williams and Mr. Pefanis, as of March 18, 2003. The current employment agreements supersede and replace all previous employment agreements among the parties. Each current employment agreement will remain in effect until the earlier of (i) the date on which the executive officer's employment is terminated by us or the executive officer or (ii) 180 days after the occurrence of a Change in Control (as defined in the current employment agreements), subject to certain exceptions.

        The current employment agreements provide for minimum annual base salaries for each of Mr. Ginsburg ($450,000), Mr. Sands ($330,000), Mr. Nevin ($300,000), Mr. Williams ($277,000) and Mr. Pefanis ($267,000). Pursuant to the current employment agreements, the executive officers are eligible to receive bonus awards, payable in cash or otherwise, and to participate in all of our employee benefit plans and programs in effect for the benefit of our senior executives, including stock option, 401(k) and insurance plans. We will reimburse the executive officers for all reasonable expenses incurred in connection with the conduct of the business of the company, provided the executive officers properly account for any such expenses in accordance with our policies. Pursuant to the current employment agreements, Mr. Ginsburg's and Mr. Nevin's reimbursable business expenses will include the costs of weekly air travel to and from their homes. Further, pursuant to the current employment agreements, should any portion of the company's reimbursements of travel expenses incurred by Mr. Ginsburg or Mr. Nevin constitute taxable wages for federal income and/or employment tax purposes, we will pay Mr. Ginsburg and Mr. Nevin an additional amount to cover such tax liability.

        The current employment agreements also contain customary provisions relating to nonsolicitation, antidisparagement and the protection of confidential information. In addition, for a period of at least two years following termination of an executive officer's employment with the company, such executive officer will be prohibited from owning, managing, operating or otherwise being connected to any entity engaged in the business of providing property monitoring services with revenue in excess of $200,000,000 or, in the case of Mr. Williams, in excess of $10,000,000. Despite such prohibition, Mr. Ginsburg and Mr. Nevin will be permitted to participate in any capacity with Guardian International following termination of their employment with the company.

        Upon the occurrence of a "Change in Control" of the company, Westar Energy or certain of their subsidiaries, each executive officer will be entitled to receive (a) a lump-sum cash payment equal to (i) annual base salary and bonus amounts earned but not previously paid through the date of the Change in Control, (ii) a pro rata portion of the executive officer's bonus for the fiscal year in which the Change in Control occurs and (iii) the cash equivalent of any accrued paid time off, (b) a lump-sum cash payment equal to the sum of (x) 2.99 times the executive officer's annual base salary plus (y) 2.99 times the executive officer's bonus and (c) continued participation for three years in our medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof. Also, each executive officer's outstanding stock options and other equity-based awards will fully vest upon the occurrence of a Change in Control.

        A detailed definition of the term "Change in Control" is contained in the current employment agreements, which are filed as exhibits to our Form 10-K for the year ended December 31, 2002. The definition provides, subject to several important exceptions, that a Change in Control occurs in the event that (i) "Incumbent Directors" (as defined in the current employment agreements) cease to constitute a majority of the Board, (ii) any person (other than Westar Energy, its subsidiaries and certain other entities) becomes a beneficial owner of more than 40% of the combined voting power of our voting securities, (iii) we merge or sell substantially all of our assets, (iv) we substantially liquidate or dissolve or (v) Westar Energy becomes the beneficial owner of 100% of the combined voting power of our voting securities. A Change in Control may occur in connection with Westar's proposed disposition of its investment in us, or otherwise upon any sale of the company.

        If the employment of an executive officer is terminated pursuant to a "Qualifying Termination," that executive officer will be entitled to receive substantially the same payments and benefits described above upon the occurrence of a "Change in Control," though the current employment agreements provide that the executive officers will receive a lump-sum cash payment equal to 2.0 times (rather than 2.99 times) annual salary and bonus. The term "Qualifying Termination" means termination by the company of the executive officer's employment other than for "Cause" (as defined in the current employment agreements) or termination by the executive officer for "Good Reason" (as defined in the current employment agreements).

        If the employment of an executive officer is terminated pursuant to a "Non-Qualifying Termination," that executive officer will be entitled to receive a lump-sum cash payment equal to (i) annual base salary and bonus amounts earned but not previously paid through the date of the Non-Qualifying Termination plus (ii) the cash equivalent of any accrued paid time off. The term "Non-Qualifying Termination" means termination of the executive officer's employment under any circumstance that does not qualify as a Qualifying Termination.

        In the event that any amounts or benefits paid to the executive officers pursuant to the current employment agreements are subject to the excise tax imposed under Section 4999 of the Code, we will pay those executive officers an additional amount to compensate them for that tax liability.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

KCC Orders

        On November 8, 2002, the Kansas Corporation Commission, or KCC, issued Order No. 51 which required Westar Energy to initiate a corporate and financial restructuring, reverse specified accounting transactions described in the order, review, improve and/or develop, where necessary, methods and procedures for allocating costs between utility and non-utility businesses for KCC approval, refrain from any action that would result in its electric businesses subsidizing non-utility businesses, reduce outstanding debt giving priority to reducing utility debt and, pending the corporate and financial restructuring, imposed standstill limitations on Westar Energy's ability to finance non-utility businesses such as Protection One. These standstill protections require that Westar Energy seek KCC approval before it takes actions such as making any loan to, investment in or transfer of cash in excess of $100,000 to us or another non-utility affiliate, entering into any agreement with us or another non-utility affiliate where the value of goods or services exchanged exceeds $100,000, investing, by Westar Energy or Westar Energy's affiliate, of more than $100,000 in an existing or new non-utility business and transferring any non-cash assets or intellectual property to us or another non-utility affiliate. In addition, Westar Energy must charge interest to us and other non-utility affiliates at the incremental cost of their debt on outstanding balances of any existing or future inter-affiliate loans, receivables or other cash advances due Westar Energy. The order also suggested that the sale by Westar Energy of Protection One's stock should be explored, along with other alternatives, as a possible source of cash to be used to reduce Westar Energy debt. An additional provision affecting us includes a requirement that we cannot sell assets having a value of $100,000 or more without prior KCC approval.

        On December 23, 2002, the Kansas Corporation Commission issued Order No. 55 clarifying and modifying the November 8, 2002 order. One such clarification was that Westar Energy and Westar Industries would be prohibited from making payments to us under the Tax Sharing Agreement among the three companies (see "—Tax Sharing Agreement" below) until certain requirements were met by Westar Energy regarding their debt.

        On January 10, 2003, we filed a petition seeking reconsideration of certain aspects of Order No. 55. Specifically, we requested that the KCC reconsider and revise Order No. 55 so that it clearly does not interfere with our contractual arrangements with Westar Energy and Westar Industries, including, but not limited to the Tax Sharing Agreement and the senior credit facility we have with Westar Industries which we will refer to as the Westar Credit Facility.

        On February 11, 2003, the parties to the KCC proceeding filed a Limited Stipulation and Agreement, which sought the KCC's approval for us to sell all of our Westar Energy stock to Westar Energy. The KCC approved the Limited Stipulation and Agreement on February 14, 2003. We sold our Westar Energy stock to Westar Energy on February 14, 2003 for $11.6 million. At December 31, 2002 this Westar Energy stock is recorded as a reduction of stockholders' equity, similar to treasury stock, in the amount of $15.0 million.

        On February 25, 2003, we entered into a Partial Stipulation and Agreement, which we will refer to as the Reconsideration Agreement, with the staff of the KCC, Westar Energy, Westar Industries and an intervenor. The Reconsideration Agreement requested that the KCC issue an order granting limited reconsideration and clarification to its order issued December 23, 2002. The Reconsideration Agreement also requests that the KCC authorize Westar Energy and Westar Industries to perform their respective obligations to us under the Tax Sharing Agreement and the Westar Credit Facility. Additionally, the Reconsideration Agreement provides that, among other things; (a) the maximum borrowing capacity under the Westar Credit Facility will be reduced to $228.4 million and the maturity date may be extended one year to January 5, 2005; (b) Westar Energy may provide funds to Westar Industries to the extent necessary to perform its obligations to us under the Westar Credit Facility; (c) Westar Energy will reimburse us approximately $4.4 million for expenses incurred in connection with services provided by Protection One Data Services and AV One, Inc. to Westar Energy and Westar Industries, and for the sale of AV One, Inc. to Westar Energy; and (d) the Management Services Agreement between us and Westar Industries (see "—Services Agreements" below) is cancelled.

        On March 11, 2003, the KCC issued Order No. 65 conditionally approving the Reconsideration Agreement. The KCC imposed the following on the terms of the Reconsideration Agreement: (a) the Westar Credit Facility must be paid off upon the sale of all or a majority of Protection One common stock held by Westar Industries, and this pay-off must be a condition of any sale by Westar Industries of Protection One's stock; (b) Westar Energy must provide advance notice to the KCC if the payment to us under the Tax Sharing Agreement exceeds approximately $20 million; (c) we must receive KCC approval prior to selling any assets exceeding $100,000 and Westar Energy and Westar Industries must receive KCC approval prior to selling their stock in Protection One; and (d) we must waive potential claims against Westar Energy and Westar Industries relating to certain inter-company agreements. In addition, the KCC reserved the right to impose a deadline for the sale by Westar Industries of its Protection One stock. Westar Energy is precluded from extending any credit to us except for borrowings we may make under the Westar Credit Facility.

        We, Westar Energy and Westar Industries also agreed that we will provide the Kansas Corporation Commission with periodic reports on the progress of our efforts to sell Westar Energy's equity investment in us.

        In addition, on March 19, 2003, we submitted two letters to the KCC in response to KCC Order No. 65, one of which was addressed to the KCC and the other of which was addressed to Westar Energy. As described in the letters, we agreed to (i) release Westar Energy from certain claims relating to Protection One Data Services, Inc., or PODS, AV One, Inc. and the Management Services Agreement and (ii) accept the conditions set forth in Order No. 65 relating to matters other than PODS, AV One, Inc. and the Management Services Agreement. We do not intend to seek reconsideration of Order No. 65.

Westar Energy's Proposed Disposition of Our Stock

        On November 8, 2002 the KCC issued an order, that among many findings and directives, requested Westar Energy consider selling its investment in us.

        Westar Energy subsequently announced that it intends to dispose of its investment in us. We expect to work closely with Westar Energy's management to identify alternatives that are in the best interest of all of our shareholders.

Contribution Agreement

        Pursuant to the Contribution Agreement, dated July 30, 1997, between us and Westar Energy, we acquired WestSec, Inc. and Westar Security, Inc., which together were the Westar Energy security businesses, and Centennial Security Holdings, Inc. As a result of the November 1997 business combination,

Westar Energy, through Westar Industries, owned approximately 85% of our common stock at December 31, 1997. Pursuant to this agreement, Westar Energy agreed to certain arrangements relating to the election of our directors. See "Election of Directors—Directors and Nominees for Directors."

        During the 10-year period following November 24, 1997, neither Westar Energy nor its affiliates may propose to merge with us or to purchase all or substantially all of our assets without the prior approval of a majority of our "Independent Directors" (as defined in the Contribution Agreement). In addition, Westar Energy may not acquire more than 85% of our outstanding shares of common stock or other voting securities except under specified circumstances and subject to specified limitations.

        On June 21, 2001, we entered into an amendment to the Contribution Agreement which permitted Westar Energy's beneficial ownership of our outstanding common stock to exceed 85% provided that its beneficial ownership on a fully diluted basis does not exceed 81% of the outstanding shares. In March, 2002 we and Westar Energy entered into a Consent and Limited Waiver Agreement whereby we consented to Westar Energy's ownership interest in us exceeding the ceiling set forth in the amended Contribution Agreement for the period commencing on March 11, 2002 and ending on July 1, 2002. On July 1, 2002, we and Westar Energy entered into a second Consent and Limited Waiver Agreement whereby we consented to Westar Energy's ownership interest in us exceeding the ceiling for the period commencing on July 1, 2002 and ending on March 31, 2003. We and Westar Energy are currently discussing the effectuation of a new limited waiver whereby we would consent to Westar Energy's current ownership interest in us, which exceeds the ceiling set forth in the amended Contribution Agreement, for a period extending beyond March 31, 2003. The amendment to the Contribution Agreement and the Consent and Limited Waiver Agreements were each approved by our continuing directors as required by the terms of the Contribution Agreement.

Tax Sharing Agreement

        We had a receivable balance of $20.7 million at December 31, 2002, relating to a Tax Sharing Agreement with Westar Energy which provides for payments to us by Westar Energy for tax benefits utilized by it. In February 2002, we received $1.7 million from Westar Energy for payment of the tax receivable at December 31, 2001. During 2000, we received $28.6 million and $20.3 million from Western Resources under the Tax Sharing Agreement for the tax years 1999 and 1998, respectively. In October 2001, we received $7.3 million and $11.8 million from Westar Energy under the Tax Sharing Agreement for tax year 2000 and the estimated tax benefit through September 30, 2001.

Services Agreements

        Westar Energy provides administrative services at cost to us pursuant to an Administrative Services Agreement, which includes accounting, tax, audit, human resources, legal, purchasing and facilities services. Charges of approximately $3.9 million were incurred for the year ended December 31, 2002. We had a net balance due to Westar Energy primarily for these services of $1.0 million at December 31, 2002.

        In November 2001, we entered into the Management Services Agreement, pursuant to which we pay to Westar Industries, beginning with the quarter ended March 31, 2002, a financial advisory fee, payable quarterly, equal to 0.125% of our consolidated total assets at the end of each quarter. We incurred $3.6 million of expense for the year ended December 31, 2002 for the financial advisory fee. During the fourth quarter of 2002, the management fee was suspended and no additional cost was incurred in the fourth quarter. This agreement was terminated in accordance with the Reconsideration Agreement. There was no balance due under this agreement at December 31, 2002.

        In June 2002, we formed a wholly owned subsidiary named Protection One Data Services, Inc., which we will refer to as PODS, and on July 1, 2002 transferred to it approximately 42 of our information technology employees. Effective July 1, 2002, PODS entered into an outsourcing agreement with Westar Energy pursuant to which PODS provides Westar Energy information technology services. As a condition of the agreement, PODS offered employment to approximately 100 Westar Energy information technology employees. Operation of the subsidiary and the provision of such services were discontinued as of December 31, 2002. Revenues from these operations totaled $11.2 million for the six months of their operation ending December 31, 2002 and net income of $0.3 million for that period. The approximately 142 information technology employees that had accepted employment with PODS were transferred back to their respective companies as of the end of the year. PODS had a $1.1 million receivable from Westar Energy as of December 31, 2002. On March 21, 2003, in accordance with the Reconsideration Agreement, Westar Energy paid us $1.1 million for the balance due under the outsourcing agreement as of December 31, 2002.

Protection One Aviation

        On June 5, 2002, we acquired the stock of a wholly owned subsidiary of Westar Industries named Westar Aviation, Inc. for approximately $1.4 million. We subsequently changed the name of the newly acquired corporation to AV One, Inc. and entered into an Aircraft Reimbursement Agreement with Westar Industries. Under this agreement, Westar Industries agrees to reimburse AV One for certain costs and expenses relating to its operations. Through September 30, 2002, AV One incurred approximately $1.4 million in expenses for which we received reimbursement from Westar Industries in October 2002. In accordance with the Reconsideration Agreement, Westar Energy repurchased the stock of AV One at book value on March 21, 2003 and reimbursed us for all costs incurred relating to the services provided to Westar Energy and Westar Industries through March 21, 2003, which totaled $2.2 million. We did not incur any gain or loss on the stock sale since it was transacted at book value.

        On September 17, 2002, Westar Energy, was served with a subpoena by the Grand Jury of the United States District Court for the District of Kansas, concerning, among other things, the use of aircraft leased by Westar Industries, and by AV One. Since that date, the Grand Jury and United States Attorney's Office have served additional information requests on Westar Energy, its subsidiaries, including AV One, and certain employees of Westar Energy and AV One. We are cooperating with the grand jury and Westar Energy in connection with such requests.

Westar Credit Facility

        We had outstanding borrowings under the Westar Credit Facility of $215.5 million at December 31, 2002. We accrued interest expense of $12.3 million and made interest payments of $12.4 million on borrowings under the facility for the year ended December 31, 2002.

        During 2002, our Westar Credit Facility was amended to increase the capacity from $155 million to $280 million. On August 26, 2002 the Westar Credit Facility was further amended to extend the maturity date to January 5, 2004. We incurred amendment fees totaling $2.4 million for these amendments. On March 11, 2003, the KCC issued Order No. 65 approving the agreement between us and Westar Energy to decrease the capacity of the Westar Credit Facility to $228.4 million and to authorize the further extension of the maturity date to January 5, 2005. The KCC has authorized the extension of the Westar Credit Facility to January 5, 2005 and Westar Energy has indicated that it is willing to extend the January 5, 2004 maturity date of the facility. Westar Energy has also indicated it may require some form of collateral, either upon the execution of an extension or upon the occurrence of events to be determined, to secure all or portion of our obligations under the Westar Credit Facility. The indentures governing our 13 5/8% senior subordinated discount notes and 6 3/4% convertible senior subordinated notes prohibit us from securing any of our senior debt unless all other senior debt is secured, subject to certain permitted exceptions; and our 7 3/8% senior notes prohibit us from securing senior debt without providing security for the 7 3/8% senior notes, subject to certain permitted exceptions. We are currently in discussions with Westar Energy regarding the terms of the extension of the Westar Credit Facility. Westar Energy has provided assurance that it presently intends to renew the Westar Credit Facility through January 5, 2005 should such renewal be necessary to provide us continued liquidity at January 5, 2004 when the facility is currently scheduled to terminate.

Bond Purchases

        During 2002 we acquired $103.2 million aggregate principal amount of our bonds for $83.2 million resulting in a gain of $19.3 million, of which $83.9 million of our bonds was acquired from Westar Energy for $66.8 million, resulting in a gain of $16.6 million.

Repurchases of Common Stock

        During 2002, we purchased 1,000,000 shares of our common stock in the open market for $2.2 million. From January 1, 2003 through April 3, 2003, we purchased 2,500 shares of our common stock in the open market for $3,400.

Purchases and Sales of Westar Energy's Securities

        During 2002 we acquired approximately $41.2 million of Westar Energy 6.25% notes, approximately $21.6 million of Westar Energy 6.875% notes, approximately $4.6 million of Westar Energy 7.125% notes and $0.1 million of ONEOK common stock. All of these investments were subsequently sold at cost to Westar Energy prior to September 30, 2002. During 2002 we acquired in open market purchases approximately $12.6 million of Westar Energy common stock and approximately $1.8 million of Westar Energy preferred stock. During 2002, we received dividends of approximately $0.1 million and $0.5 million on Westar Energy preferred stock and common stock, respectively. The dividends are recorded as a reduction in basis in Westar Energy equity securities. At December 31, 2002, we held 850,000 shares of Westar Energy common stock at a cost of approximately $13.0 million and 34,213 shares of Westar Energy preferred stock at a cost of approximately $2.0 million for a combined cost of approximately $15.0 million. These securities were sold to Westar Energy on February 14, 2003 for approximately $11.6 million. The difference between the cost and proceeds received from Westar Energy will be reflected as a reduction of contributed capital from Westar Energy in the first quarter of 2003.

Real Estate Purchase

        In the second quarter of 2002, we exercised our option to buy an office building located in downtown Wichita, Kansas, from Kansas Gas and Electric Company, a wholly owned subsidiary of Westar Energy, for the appraised fair market value of approximately $0.5 million.

PERFORMANCE GRAPH

        The following chart compares the cumulative total stockholder returns on the common stock since December 31, 1997 to (1) the cumulative total returns over the same period of the Russell 2000 index; (2) the group of companies selected as our peers at the current time which we refer to as our new peer group; and (3) the group of companies selected as our peers and contained in the performance graph in our proxy statement filed in April of 2002 which we refer to as our old peer group. The old peer group is comprised of the common stock of The Pittston Company and Response USA, Inc. The new peer group is comprised of The Pittston Company, Frisco Bay Industries, Ltd. and Lifeline Systems, Inc. The market price of the common stock of Lifeline Systems was impacted, in part, during the period of October 14, 1998 to March 31, 1999, by our agreement to acquire Lifeline, which was not consummated. The annual returns for the Peer Group indices are weighted based on the capitalization of each company within the peer group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the common stock and each index was $100 at December 31, 1997 and that all dividends were reinvested.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file certain reports with the Securities and Exchange Commission. These reports disclose the amount of our common stock that is held by our executive officers and directors, in addition to changes in their ownership of stock. Copies of these reports are required to be furnished to us. We believe that all of our current executive officers, directors and beneficial owners of more than 10% of our common stock filed on a timely basis all reports required for 2002 by Section 16(a) of the Exchange Act, with the exception that Mr. Ginsburg reported two transactions that occurred in February 2002 in an amended report filed on March 18, 2002 and two transactions that occurred in May 2002 in an amended report filed April 16, 2003. Our belief that all required filings were made is based solely on our review of the copies of reports furnished to us, or on written representations to us that no such reports were required.

Shareholder Proposals

        Shareholder proposals intended to be presented at our 2004 annual meeting of shareholders must be addressed to the attention of our Secretary and received at our principal executive offices at 818 South Kansas Avenue, Topeka, Kansas 66612 by December 25, 2003 in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. If a shareholder intends to present a proposal at the 2004 annual meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by March 10, 2004, then the proxies designated by the Board for the 2004 annual meeting of shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement for such meeting or on the proxy card for such meeting.

Independent Public Accountants

        Effective May 30, 2002, the Audit Committee decided not to re-engage Arthur Andersen LLP as our independent public accountants and retained Deloitte & Touche LLP to serve as our principal accountants for fiscal year 2002. A representative of Deloitte & Touche is expected to be present at the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

        Arthur Andersen's reports on our financial statements for the two most recent years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through March 31, 2002 there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

        A copy of the foregoing disclosure was provided to Arthur Andersen and Arthur Andersen did not furnish any response to us following its receipt of such copy. Exhibit 16 to our current report on Form 8-K dated May 30, 2002 is a copy of Arthur Andersen's letter dated May 30, 2002, stating its agreement with the above statements at that time.

        During our two most recent fiscal years ended December 31, 2001 and the subsequent interim period through March 31, 2002, we did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Principal Accounting Firm Fees

        Aggregate fees billed to us for the fiscal year ended December 31, 2002 represent fees billed by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Aggregate fees billed for the fiscal year ended December 31, 2001 represent fees billed by Arthur Andersen.

	2002	2001
Audit Fees(a)	$1,030,500	$894,242
Audit Related Fees(b)	37,031	53,000

Total Audit and audit related fees	$1,067,531	$947,242
Tax Fees	10,842	800
All Other Fees	0	0

Total Fees(b)	$1,078,373	$948,042

(a)
Includes fees for the audit of the year ended December 31, 2002 and fees to re-audit the periods ended December 31, 2002 and 2001.

(b)
Includes fees for audits of the company's employee benefit plans.

        The Audit Committee of our Board reviewed the services provided by Deloitte & Touche, along with the fees related to such services. The Audit Committee is evaluating whether to engage Deloitte & Touche or another independent public accounting firm to audit our financial statements for the fiscal year 2003 and the decision will be reached at the 2003 annual meeting. The Audit Committee will review Audit fees to be paid to and other services to be provided by the independent public accounting firm selected. The Committee has considered, and will consider, whether the provision of non-audit services is compatible with maintaining the independence of our independent accounting firm.

        Our Audit Committee must now pre-approve all non-audit services provided to us by our independent accountants. According to our revised Audit Committee Charter which is attached as Appendix A to this proxy statement, this pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the committee's next meeting. Approvals of non-audit services will be publicly disclosed in our periodic reports filed with the SEC.

Other Business

        The Board is not aware of any matter to be presented at the meeting other than the matters described above. If any other matter properly comes before the meeting, each person named in the enclosed form of proxy intends to vote said proxy in accordance with his best judgment on such matter.

By Order of the Board of Directors,

J. ERIC GRIFFIN Corporate Secretary

Topeka, Kansas
April 24, 2003

Appendix A

Protection One, Inc.
Amended and Restated Audit Committee Charter

A.
Name

        There shall be a committee of the Board which shall be called the Audit Committee.

B.
Purpose

        The Audit Committee shall be directly responsible for the appointment, compensation, termination and oversight over the work of the Company's public accountants.

        The Audit Committee shall oversee (1) the integrity of the financial statements of the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the public accountants' qualifications and independence and (4) the performance of the Company's internal audit function and public accountants.

        The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

C.
Committee Membership

        The Audit Committee shall consist of no fewer than three members. | Each member of the Audit Committee shall satisfy the independence, experience and financial literacy and expertise requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. At least one member of the Audit Committee shall be a "financial expert" as defined in the applicable laws, rules or regulations no later than the time required by such applicable laws, rules or regulations, or, in the alternative, the Committee shall engage as a consultant a person who satisfies such requirements. | Director's fees are the only compensation that an Audit Committee member may receive, directly or indirectly, from the Company.

        The Board shall appoint the members of the Audit Committee annually, considering the recommendations of the Nominating & Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Audit Committee shall serve until their successors are appointed and qualified, and shall designate the Chairman of the Audit Committee. | The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the by-laws of the Company or the Corporate Governance Guidelines of the Company, or as otherwise provided by law or the rules of the New York Stock Exchange, the Audit Committee shall fix its own rules of procedure. No member of the Audit Committee shall serve on more than two audit committees of other companies.

D.
Committee Authority and Responsibilities

        The Audit Committee shall have the sole authority to appoint or replace the public accountants (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and approve in advance all non-audit engagements with the public accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Committee in the circumstances and to the extent allowed by the Sarbanes-Oxley of 2002 and the rules and regulations thereunder. Approvals of non-audit services will be publicly disclosed in the Company's periodic reports. The Audit Committee shall be directly responsible for the oversight of the work of the public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. | The Audit Committee shall meet periodically with management, the internal audit personnel and the public accountants in separate executive sessions in furtherance of its purposes.

        The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

        In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Committee. The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility. As noted above, the periodic reviews and discussions contemplated should include separate meetings with management, internal audit personnel and the Company's public accountants.

  •
  Review and discuss with management and the public accountants the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 prior to the filing of the Company's Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

  •
  Review and discuss with management and the public accountants the Company's quarterly financial statements, including disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, prior to the filing of its Form 1O-Q, including the results of the public accountants' reviews of the quarterly financial statements to the extent applicable.

  •
  Review and discuss with management and the public accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the public accountants and the Company's response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants' activities or on access to requested information and management's response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

  •
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

  •
  Obtain and review a report from the public accountants at least annually regarding (a) the public accountants' internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the public accountants and the Company. Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the public accountant and taking into account the opinions of management and the Company's internal auditors.

  •
  Confirm that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002, and further consider rotation of the public accountant firm itself.

  •
  Recommend to the Board clear policies for the Company's hiring of employees or former employees of the public accountants who are or were engaged on the Company's account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, Controller, CFO or chief accounting officer to have participated in the Company's audit as an employee of the public accountants during the preceding one-year period).

  •
  Discuss with the public accountants any communications between the public accountant's audit team and the public accountant's national office respecting auditing or accounting issues presented by the engagement.

  •
  Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the public accountants but were passed (as immaterial or otherwise).

  •
  Discuss with the public accountants the internal audit department and its audit plan, responsibilities, budget and staffing.

  •
  Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  •
  Review disclosures made by the Company's principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

  •
  Review any reports of the public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the public accountants any information with respect to illegal acts in accordance with Section 10A.

  •
  Discuss with management any second opinions sought from an accounting firm other than the company's public accountants, including the substance and reasons for seeking any such opinion.

  •
  Review the internal audit function of the Company, including the independence, competence, staffing adequacy and authority of the internal auditor, the reporting relationships among the internal auditor, financial management and the Audit Committee, the internal audit reporting obligations, the proposed internal audit plans for the coming year, and the coordination of such plans with the registered public accountants.

  •
  Review findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.

  •
  Review the appointment, reassignment or dismissal of the director of internal audit.

  •
  Review with the Company's public accountants, the Company's financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable or necessary.

  •
  Review at least annually the exceptions noted in the reports to the Audit Committee by the internal auditors and the public accountants, and the progress made in responding to the exceptions.

  •
  Obtain reports from management, the Company's senior internal auditing executive and the public accountants as to whether the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements and the Company's Code of Ethical Business Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Ethical Business Conduct.

  •
  Review the Company's policies and procedures for regular review of the expense accounts of the senior management of the Company.

  •
  Review with management and legal counsel the Company's system for assessing whether the Company's financial statements, reports, and other financial information required to be disseminated to the public and filed with governmental organizations satisfy the requirements of the SEC and NYSE.

  •
  Discuss with management and the public accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

  •
  Discuss with the Company's general counsel any legal or regulatory matters that may have a material impact on the Company's financial statements or its compliance and reporting policies.

  •
  At its discretion, request that management, the public accountants or the internal auditors undertake special projects or investigations which the Audit Committee deems necessary to fulfill its responsibilities.

  •
  Confirm that the Company maintains an internal audit function consisting of appropriate control procedures for reviewing and approving the Company's internal transactions and accounts.

E.
Limitations of Audit Committee's Roles

        While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the registered public accountants.

F.
Amendment and Restatement

        This Amended and Restated Charter is intended to and does amend and restate the Charter of the Audit & Finance Committee adopted May 23, 2002, by the Board of Directors of the Company.

PROTECTION ONE, INC.

818 South Kansas Avenue, Topeka, Kansas 66612

This Proxy is solicited on behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 28, 2003

        The undersigned, a shareholder of Protection One, Inc., a Delaware corporation, hereby appoints RICHARD GINSBURG, DARIUS G. NEVIN and J. ERIC GRIFFIN, and each of them, as the attorneys and proxies of the undersigned, with power of substitution, to attend the Annual Meeting of Shareholders of Protection One, Inc. to be held at Network Multifamily Security Corporation, 4221 West John Carpenter Frwy, Irving, Texas, on Wednesday, May 28, 2003, at 10:00 A.M. Central Daylight Saving Time, and at any or all adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse side, and, in their discretion, upon such other matters as may properly come before the meeting. This proxy revokes all prior proxies given by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR ITEM 1.

        Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

(Continued, and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/*\ FOLD AND DETACH HERE /*\

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
Item 1.	ELECTION OF DIRECTORS.
	Nominees: 01 Bruce A. Akin, 02 Gene A. Budig, 03 Ben M. Enis, 04 Richard Ginsburg, 05 Larry D. Irick, 06 Donald A. Johnston, 07 William B. Moore, 08 Darius G. Nevin and 09 James Q. Wilson.	FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐
(The Board of Directors recommends a vote FOR.)
If any nominee is unable or unwilling to serve or is otherwise unavailable, said proxies shall have discretion and authority to vote in accordance with their judgment for any other nominees.
(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

Signature	Signature	Date

NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, trustee, guarantor or officer of a corporation, please give full title as such. For joint accounts, all named holders should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

/\ FOLD AND DETACH HERE /\

QuickLinks

PROXY STATEMENT
VOTING PROCEDURES—QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS (Item 1 on the Proxy Card)
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
Options Granted In Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
Shares Authorized for Issuance Under Equity Compensation Plans
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
ADDITIONAL INFORMATION
  Appendix A
Protection One, Inc. Amended and Restated Audit Committee Charter
PROTECTION ONE, INC.